UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2016

United Development Funding IV

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-36472	26-2775282
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 Municipal Way, Suite 100, Grapevine, Texas
76051
(Address of principal executive offices)
(Zip Code)

(214) 370-8960
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 9, 2014, United Development Funding IV, a Maryland real estate investment trust (the “Trust”), entered into a loan agreement (the “Loan Agreement”) on July 2, 2014 with Waterfall Finance 4, LLC (the “Lender”), an unaffiliated entity, for a $35 million term loan (the “Loan”) to fund the Trust’s tender offer of its common shares of beneficial interest. The maturity date of the Loan was extended to October 14, 2016 pursuant to an election made by the Trust under a Loan Modification Agreement and an Amended and Restated Promissory Note dated July 23, 2015, as disclosed in a Current Report filed with the SEC on July 29, 2015. On February 5, 2016, the Trust and the Lender entered into Amendment No. 1 to the Amended and Restated Promissory Note (the “Amendment”), which further extended the maturity date of the Loan from October 14, 2016 to January 5, 2017. The Trust is required to make amortizing monthly principal payments in the average amount of $2,916,666 on the fifth or seventh day of each calendar month commencing February 5, 2016, and the outstanding principal balance of the Loan together with all accrued interest is due and payable on January 5, 2017. No fees were paid by the Trust in consideration of the Lender entering into the Amendment. No other material terms of the original loan agreement, as amended, were changed as a result of the Amendment.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 is reported in Item 1.01 of this Current Report on Form 8-K, and is hereby incorporated into this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Development Funding IV

Dated: February 11, 2016	By:	/s/ Hollis M. Greenlaw
Hollis M. Greenlaw
Chief Executive Officer